Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by Blockfusion USA, Inc. (the “Company”) of the Registration Statement on Form S-4 with the US Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the Board of Directors of the Company in the Registration Statement and any and all amendments and supplements thereto.

I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Kant Trivedi
Kant Trivedi

Dated: December 5, 2025